Enova Systems Common Stock Begins Trading on the OTC Markets

Torrance, CA – October 31, 2012 – Enova Systems, Inc. (OTCQB: ENVS and AIM: ENV and ENVS), (the “Company”) announced today that the Company’s common stock will begin trading today on the OCTQB marketplace under the ticker symbol, ENVS.  The OTCQB is a market tier operated by the OTC Market Group Inc. for over-the-counter traded companies that are registered and reporting with the Securities and Exchange Commission (“SEC”).  The trading of the Company’s common stock on the London Stock Exchange’s AIM market continues unchanged under the symbols “ENVS.L” or “ENV.L”.

The Company received notification from the NSYE MKT on October 24, 2012 that its common stock would be suspended from trading effective at the opening of business on October 31, 2012. The delisting and transition to the OTCQB does not change the Company’s obligations to file periodic and other reports with the SEC under applicable federal securities laws.

About OTC Markets Group Inc.:

OTC Markets Group Inc. (OTCM) operates open, transparent and connected financial marketplaces for investors to easily trade almost 10,000 equity and debt securities through the broker of their choice. OTC Markets Group organizes these securities into tiered marketplaces to inform investors of opportunities and risks. OTC Markets Group's data-driven platform enables efficient trading through any broker at the best possible price and empowers a broad range of companies to improve the quality and availability of information for their investors.

About Enova:

Enova Systems (http://www.enovasystems.com) is a leading supplier of efficient, environmentally friendly digital power components and systems products. The Company develops, designs and produces non-invasive drive systems and related components for electric, hybrid-electric, and fuel cell powered vehicles in both the “new” and “retrofit” vehicle sales market. For further information, contact Enova Systems directly, or visit its Web site at http://www.enovasystems.com.

ENOVA SYSTEMS, Inc.1560 West 190th StreetTorrance, CA 90501Tel: 310-527-2800Contact: John Micek, CEO/Investor Relations

Additional Information:This news release contains forward-looking statements relating to Enova Systems and its products that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “could,” “project,” “plan,’’ “seek,” “intend,’’ or “anticipate’’ or the negative thereof or comparable terminology and statements about industry trends and Enova’s future performance, operations and products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. These and other risks and uncertainties are detailed from time to time in Enova Systems’ periodic filings with the Securities and Exchange Commission, including but not limited to Enova’s annual report on Form 10-K for the year ended December 31, 2011 and Form 10-Q for the quarterly period ended June 30, 2012.